UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Inter-Tel (Delaware), Incorporated
(Name of Registrant as Specified In Its Charter)
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     This filing consists of correspondence to stockholders of Inter-Tel (Delaware), Incorporated, in connection with the definitive proxy statement which was filed by the registrant with the United States Securities and Exchange Commission on September 19, 2006.
Correspondence to stockholders of Inter-Tel (Delaware), Incorporated:
[Inter-Tel Logo]
October 2, 2006
Dear Stockholder:
     Inter-Tel’s former CEO Steven G. Mihaylo has demanded a Special Meeting of stockholders, to be held on Tuesday, October 24, 2006. At the Special Meeting, you will be asked to consider a resolution put forward by Mr. Mihaylo that would “urge the Board to arrange for the prompt sale of the Company to the highest bidder” (the “Mihaylo Resolution”). We urge you to reject Mr. Mihaylo’s self-serving resolution and to put an end to his disruptive attempt to force the Company into a “fire-sale” that would benefit Mr. Mihaylo at the expense of other stockholders.
     Mr. Mihaylo proposed in July and August 2006 to buy Inter-Tel at prices that the Special Committee of the Board of Directors, working with its financial and legal advisors, determined do not adequately reflect the Company’s intrinsic value. We believe that Mr. Mihaylo’s primary objective is to use this resolution to force the Company to sell itself as soon as possible so that Mr. Mihaylo and his financiers would be the buyer, benefiting from the extensive due diligence that only they have conducted. This would unfairly allow Mr. Mihaylo to reap the benefits of Inter-Tel’s substantial recent investment in new products, while preventing other stockholders from sharing in the value creation expected to result from the continued implementation of the Company’s strategic plan.
     The Special Committee of the Company’s Board of Directors has unanimously recommended that Inter-Tel stockholders vote “AGAINST” the Mihaylo Resolution. We urge you to protect your investment by voting the enclosed WHITE proxy card today by telephone, via the Internet, or by signing, dating and returning the enclosed card.
INTER-TEL’S STRATEGIC PLAN IS DESIGNED TO DELIVER SUPERIOR VALUE TO ALL STOCKHOLDERS – NOT JUST
STEVEN MIHAYLO
     Inter-Tel’s management is currently pursuing a long-term strategic plan for the Company, adopted after Mr. Mihaylo resigned as CEO at the Board’s request on February 22, 2006. The plan includes the rollout of the recently released Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family, the forthcoming introduction of the 7000 communications systems and enhancements to Inter-Tel’s portfolio of advanced software applications. This was the first such plan adopted in Inter-Tel’s recent history, because in his role as CEO of Inter-Tel, Mr. Mihaylo resisted the Board’s request to formulate a strategic plan, insisting that such plans were unnecessary.
     We believe that the lack of a strategic plan, combined with the fact that Mr. Mihaylo was not a fully engaged CEO, contributed to the underperformance of Inter-Tel during Mr. Mihaylo’s watch and led to the Board’s decision to request his resignation as CEO.
     The Special Committee believes that the Company’s recently formulated Strategic Plan will create greater value for Inter-Tel stockholders than either of Mr. Mihaylo’s prior offers to acquire the Company. In our view, all stockholders – not just a single dissident stockholder who happens to be our former CEO – should benefit from these value-creating opportunities.
     The Special Committee, with the assistance of its financial advisors, is continuing to conduct a serious and thorough review of Inter-Tel’s strategic options. Although we do not believe this is the appropriate time to sell the Company, a possible sale of Inter-Tel has not been precluded. In accordance with our fiduciary duties, we would absolutely consider a sale if we were to determine that a sale would result in greater value for stockholders than continuing to pursue the Company’s strategic plan or pursuing another alternative.
WHY IS MR. MIHAYLO IN SUCH A HURRY TO SELL THE COMPANY?
     After more than 36 years as the Company’s CEO and as a current member of the Board of Directors, Mr. Mihaylo has had ample opportunity to assess Inter-Tel’s products, business strategy and potential. We believe that due to his possession of this unique, “insider” perspective, compared to other stockholders, Mr. Mihaylo recognizes that the Company – which is just beginning to realize the benefit of its recent investments – is poised to generate considerable value. The Special Committee believes that all stockholders should have the opportunity to realize this value, not just our former CEO and his financiers. That, we believe, is why Mr. Mihaylo wants a sale now that will allow him to acquire the Company at a bargain price, reaping for himself the benefits of more than $50 million that your Company has spent on research and development since 2003 in the development of the Inter-Tel 5000 and 7000 series communications systems, which are just coming to market.
STOCKHOLDERS SHOULD SEND A MESSAGE TO MR. MIHAYLO
THAT THEY WANT TO REALIZE THE FULL VALUE
OF THE COMPANY’S STRATEGIC PLAN
     Since Mr. Mihaylo was replaced as Chairman in July 2005, the Board has been enhanced by the addition of exceptionally well-qualified individuals with diverse backgrounds and experience and has become more independent, professional, and representative of stockholders. It is only as a result of a settlement earlier this year with Mr. Mihaylo that Mr. Mihaylo and his two designees were added to the Board. We believe that although the Mihaylo Resolution is non-binding, the kind of sale process contemplated by the Mihaylo Resolution would tie the hands of the Board and inappropriately restrict the Board’s ability to select the best alternative for the maximization of stockholder value.
     The Special Committee (which is composed of all Board members other than Mr. Mihaylo and his designees) and management are committed to exploring all alternatives to maximize long-term stockholder value. The Mihaylo Resolution, on the other hand, presumes that an immediate sale is the only way to maximize value, and would, if it were the only option followed, prevent us from considering any other alternatives.
YOU HAVE A VALUABLE INVESTMENT—PROTECT IT
     Mr. Mihaylo’s protracted public campaign against the Board and management has already caused the Company significant disruption. If adopted, the Mihaylo Resolution would further harm the Company’s day-to-day operations and would cause uncertainty among the Company’s customers, employees, vendors, and other stakeholders, resulting in disruption of the Company’s business to the detriment of the other stockholders.
     We urge you to reject our ex-CEO’s self-serving attempts to force the Company down a path that could hamstring the Board and, we believe, prevent you from realizing greater value for your Inter-Tel investment. We urge you to send a message to Mr. Mihaylo that you want maximum value for your shares by signing, dating and returning the enclosed WHITE proxy card today.
     On behalf of the Special Committee of your Board of Directors, thank you for your continued support.
/s/ Alexander L. Cappello
Alexander L. Cappello
Chairman of the Board of Directors
     Your vote is important, no matter how many or how few shares you own. Please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed WHITE card in the postage-paid envelope provided. Properly voting your shares, whether by telephone, Internet or mail, automatically revokes any proxy you previously returned for those shares.
DO NOT RETURN ANY BLUE PROXY CARD SENT TO YOU
BY STEVEN G. MIHAYLO AND VECTOR CAPITAL CORPORATION.

     Even if you previously have voted on the Mihaylo and Vector blue proxy card, you have every legal right to change your vote by executing the WHITE Proxy – by telephone, by Internet, or by signing, dating and returning the enclosed WHITE Proxy Card in the postage-paid envelope provided. Only your latest-dated vote will count at the meeting.
     If you hold your shares through a bank, broker or other nominee, the Special Committee urges you to confirm in writing your voting instructions to your nominee by providing a copy of them to the Company, to the attention of the Corporate Secretary at 1615 S. 52nd Street, Tempe, Arizona 85281.

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This letter contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company’s long term strategy, the timing and impact on stockholder value of new product announcements, releases and enhancements, the results of prior and continued investment in research and development, the ability of management to execute the Company’s strategy and adapt to changes in the industry, the Company’s review of all strategic alternatives to maximize stockholder value, and the effect of the Mihaylo Resolution and the actions of its sponsors and others. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company’s Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company’s most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.